Exhibit 10.15
April 4, 2011
Keith Zar
c/o UCI International, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Employment Agreement
Dear Keith:
     This letter sets forth the terms and conditions of your employment with United Components, Inc. (the “Company”) effective as of January 26, 2011.
     Position and Duties. You will serve as the General Counsel of the Company and will have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority as may from time to time be reasonably assigned to you by the Company’s Chief Executive Officer (the “CEO”). You will report to the CEO. You will devote substantially all of your working time and efforts to the business and affairs of the Company. You also agree to observe and comply with the Company’s rules and policies as adopted by the Company from time to time.
     Compensation. During your employment with the Company, you will receive a base salary at a rate of $372,500 per year, which will be paid in accordance with the customary payroll practices of the Company (your “Annual Base Salary”). Annual Base Salary may be increased, but not decreased, from time to time in accordance with customary salary reviews applicable to the senior officers of the Company. You will also participate in an annual performance-based bonus plan established by the Company at a target level of 65% of your Annual Base Salary. The bonus will be payable at such time as bonuses are paid to other senior executive officers who participate in the bonus plan, in the taxable year following the year to which such bonus applies, but on or before March 15 of such year. You will also be entitled to participate in employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with your position.
     In addition to the forgoing compensation, you will also be eligible to receive a retention payment in the amount of $100,000 on January 27, 2012, if you are employed by the Company on that date (you will forfeit the right to receive this retention payment if you cease to be employed by the Company before January 27, 2012), plus another retention payment in the amount of $100,000 on January 25, 2013, if you are employed by the Company on that date (you will forfeit the right to receive this retention payment if you cease to be employed by the Company before January 25, 2013). Upon your voluntary separation from service with the Company after January 25, 2013, the Company will pay you $75,000 on the 60th day following your separation from service, provided that you have given the Company advanced written notice at least six months prior to your separation from service, you have assisted the Company in training your replacement (provided a replacement has commenced employment with the Company prior to your separation), and you have signed and not revoked the release described below.
     Termination of Employment. If the Company fires you without Cause on or before December 31, 2011, the Company will (i) pay to you an amount equal to the Annual Base Salary that you would have been entitled to receive if your employment had continued for a period of twenty-four months following your termination of employment and (ii) reimburse you for, or make direct payment to the carrier for, the premium costs under COBRA for you and, where applicable, your spouse and dependents, until the earlier of (x) twenty-four months following your termination of employment, and (y) the date you are employed by another employer, under the same or comparable Company group medical and dental plans to the group medical and dental plans that you were participating in as of your date of termination; provided that if a same or comparable Company group plan is, at any time during such twenty-four month period, not available generally to senior officers of the Company, you will receive reimbursement for, or direct payment to the carrier for, the premium costs under COBRA under a group plan that is available to such senior officers of the Company (the “Medical Benefit”). If the Company fires you without Cause on or after January 1, 2012, the Company will (i) pay to you an amount equal to the Annual Base Salary that you would have been entitled to receive if your employment had continued for a period of twelve months following your termination of employment and (ii) the Medical Benefit until the earlier of (x) twelve months following your termination of employment, and (y) the date you are employed by another employer. These severance payments will be payable in the form of salary continuation and will be paid at the same time and in the same manner as the Annual Base Salary would have been paid if you had remained in active employment with the Company through the end of the applicable severance period in accordance with the Company’s normal payroll practices, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the date on which you employment terminated (the “First Payment Date”) will be made on the First Payment Date. Each separate severance installment payment will be a separate payment under this letter agreement for all purposes. For purposes of this letter agreement, the Company will have “Cause” to terminate your employment upon: (i) your failure to use your reasonable best efforts to follow a legal written order of the CEO and such failure is not remedied within 30 days after receipt of notice; (ii) your gross or willful misconduct with regard to the Company; (iii) your conviction of a felony or crime involving material dishonesty; (iv) your fraud or personal dishonesty involving the Company’s assets; or (v) your unlawful use or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities.
     Except as otherwise expressly provided in this letter agreement, you will not be entitled to any payment in connection with your separation from service with the Company. In addition, notwithstanding any other provision of this letter agreement to the contrary, your right to receive any payment in connection with your separation from service will be subject to your signing a waiver and release of claims agreement in the form attached to this letter agreement as Exhibit A (as amended by the Company to reflect changes in applicable laws and regulations, the “Release”) on or following the date of your separation from service, and on or prior to the 50th day following such date, and provided you have not revoked the Release on or prior to the 7th day following that you signed it. Moreover, notwithstanding any other provision of this letter agreement to the contrary, your right to receive any payment in connection with your separation from service will be subject to your continued compliance with the restrictive covenants set forth below.
     Restrictive Covenants. You will not, at any time during your employment with the Company or during the 12-month period following your separation from service with the Company (the “Restriction Period”) directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which materially competes with any material business of the Company or any entity owned by the Company anywhere in the world; provided, however, that you will be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. Nothing in this letter agreement will prevent you from engaging in any activity with, or holding a financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that materially competes with the Company. During the Restriction Period, you will not, and will not permit any of your affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with you or any of your affiliates for any business purpose that is prohibited by the immediately preceding sentence. In the event the terms of these restrictive covenants are determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     You will, in perpetuity, maintain in confidence and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon termination of your employment with the Company for any reason, you will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. You agree not to disparage or denigrate the Company or any aspect of your past relationship with the Company, or any of its agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship.
     You recognize and acknowledge that a breach of the covenants contained in this letter agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event you breach any of the covenants contained in this letter agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. As used in this section of the letter agreement, the term “Company” shall include the Company, its parent company, and any of their direct or indirect subsidiaries.
     Miscellaneous. The Company may assign its rights and obligations under this letter agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this letter agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This letter agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States. The terms of this letter agreement are intended by you and the Company to be the final expression of our agreement with respect to your employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. We further intend that this letter agreement will constitute the complete and exclusive statement of our terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this letter agreement. This letter agreement supersedes all prior agreements between us concerning the subject matter hereof, including, but not limited to, any prior employment agreement to which you and the Company or any of its affiliates are parties. This letter agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of Company. By an instrument in writing similarly executed, you or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this letter agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

     Thank you for your contributions to UCI and for agreeing to your continued employment with the Company.

Sincerely,
/s/Bruce Zorich

Bruce Zorich
President and CEO UCI International

Agreed and Accepted this 14th day of April 2011:
/s/ Keith Zar
Keith Zar

Exhibit A
General Release and Waiver
     For and in consideration of the payments and other benefits due to _______________ (the “Executive”) pursuant to the Employment Agreement, dated as of __________ __, 2011 (the “Agreement”), by and between United Components, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
     The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.
     Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under the letter agreement or under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification, contribution or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law.
     This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date

Date	UNITED COMPONENTS, INC.